UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2017

BLACKHAWK NETWORK HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

001-35882 (Commission File Number)
Delaware (State or other jurisdiction of incorporation)	43-2099257 (IRS Employer Identification No.)

6220 Stoneridge Mall Road
Pleasanton, CA 94588
(Address of Principal Executive Offices, including Zip Code)
(Registrant’s Telephone Number, Including Area Code): (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2017, Blackhawk Network Holdings, Inc. (the “Company”) entered into a First Amendment to Credit Agreement (the “First Amendment”) with the lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). The First Amendment amends the Company’s Amended and Restated Credit Agreement dated as of July 27, 2016 (the “Credit Agreement”) with the Agent and the other lenders party thereto.
Pursuant to the First Amendment, the parties agreed to, among other matters, (i) extend the expiration date of the commitment of those lenders holding commitments to provide term loans from April 28, 2017 to January 12, 2018; (ii) increase the maximum consolidated total leverage ratio the Company is required to maintain for the Company’s fiscal quarters ending June 17, 2017 and September 9, 2017 from 4.00 to 1.00 to 4.25 to 1.00; and (iii) increase the maximum amount of dividends, stock repurchases and other restricted payments the Company is permitted to make in a fiscal year, if at the time of such payment its consolidated total leverage ratio is greater than or equal to 2.75 to 1.00, from $40.0 million to $60.0 million.
The foregoing description of the First Amendment is a summary, does not purport to be complete and is qualified entirely by reference to the full text of the First Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
First Amendment to Credit Agreement dated as of April 25, 2017, by and among Blackhawk Network Holdings, Inc., as borrower, the financial institutions signatory thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2017	BLACKHAWK NETWORK HOLDINGS, INC.

	By:	/s/ Jerry Ulrich
	Name:	Jerry Ulrich
	Title:	Chief Financial Officer and Chief Administrative Officer